As filed with the Securities and Exchange Commission on November 30, 2012
Registration No. 333-167693

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

VALIDUS UPS, LTD.

BERMUDA	98-1070844
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

29 Richmond Road, Pembroke, Bermuda HM 08
(Address, including zip code, of registrant’s principal executive offices)

Robert F. Kuzloski, Esq.
Executive Vice President & General Counsel
Validus Holdings, Ltd.
29 Richmond Road
Pembroke, Bermuda HM 08
(441) 278-9000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

          Approximate date of commencement of proposed sale to the public: Not Applicable.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

          On June 23, 2010, Flagstone Reinsurance Holdings, S.A., a Luxembourg joint stock corporation (société anonyme), filed a registration statement on Form S-3 (File No. 333-167693) (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”) with respect to a total of 71,547,891 shares, par value $0.01 per share, of Flagstone. The Registration Statement was declared effective by the SEC on August 5, 2010.

          On November 30, 2012, Flagstone was acquired by Validus Holdings, Ltd., a Bermuda exempted company (“Validus”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 30, 2012, by and among Validus, Validus UPS, Ltd., a Bermuda exempted company (“Validus UPS”), Flagstone, and Flagstone Reinsurance Holdings (Bermuda) Limited, a Bermuda exempted company (“Flagstone Bermuda”). The acquisition was completed by means of two mergers (the “mergers”). First, Flagstone became a Bermuda entity through a first-step merger with and into Flagstone Bermuda, a newly-formed subsidiary of Flagstone. Second, immediately following the first-step merger, Flagstone Bermuda merged through a second-step merger with and into Validus UPS, a newly-formed Validus subsidiary. Following the second-step merger, the successor-in-interest to Flagstone became wholly owned by Validus. The name of the surviving company is “Validus UPS, Ltd.”

          Pursuant to the undertaking made by Flagstone in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Validus UPS (as successor to Flagstone) is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and to deregister any and all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, on the 30th day of November, 2012.

VALIDUS UPS, LTD.

By:	/s/ Jeffrey Dean Sangster

Name: Jeffrey Dean Sangster
Title: Chief Financial Officer

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

	Name	Title	Date

	/s/ Carlton Jerome Dill	Executive Vice President (Principal Executive Officer), Director	November 30, 2012

Carlton Jerome Dill

	/s/ Jeffrey Dean Sangster	Chief Financial Officer (Principal Financial and Accounting Officer), Director	November 30, 2012

Jeffrey Dean Sangster

	/s/ Stuart Whitfield Mercer	Director	November 30, 2012

Stuart Whitfield Mercer

	Puglisi & Associates	Authorized Representative in the United States	November 30, 2012

By:	/s/ Gregory F. Lavelle

Name: Gregory F. Lavelle
Title: Managing Director